[THE LEBRECHT GROUP, APLC LETTERHEAD]



                               September 21, 2001


Humatech,  Inc.
1718  Fry  Road,  Suite  450
Houston,  TX  77084

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Humatech, Inc., an Illinois corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 375,000 shares of Company common stock issuable pursuant to consultants and legal advisors of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 21, 2001 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC

                         The  Lebrecht  Group,  APLC